Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.constellationenergypartners.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Constellation Energy Partners
Reports First Quarter 2014 Results;

Provides Acquisition and Hedging Update

•	CEP’s net oil and liquids production increased 24% in the first quarter 2014
•	Oil and liquids production accounted for 22% of CEP’s total production in the first quarter 2014
•	CEP reports that it acquired producing assets in LaSalle Parish, Louisiana and executed oil hedges in April 2014

HOUSTON--(BUSINESS WIRE)--May 15, 2014--Constellation Energy Partners LLC (NYSE MKT: CEP) today reported first quarter 2014 results.

The company produced 372 MBOE during the first quarter 2014 for average net production of 4,131 BOE per day for the quarter, which is an increase of 11% compared to the first quarter 2013 production from continuing operations.  Net oil and liquids production for the first quarter 2014, which accounted for approximately 22% of the company’s total production during quarter, was 907 barrels per day, which represents an increase in net oil and liquids production of approximately 24% over the prior quarter and 71% over the first quarter of 2013.

Revenue of $11.7 million for the first quarter 2014 includes revenue from sales of $15.0 million, of which approximately 44% was from oil and liquids sales and 56% was from natural gas sales.  The balance of the company’s first quarter 2014 revenue came from hedge settlements

($0.9 million), services provided to third parties ($0.8 million), and losses on mark-to-market activities ($5.0 million), which is a non-cash item.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $25.18 per BOE in the first quarter 2014, a 5% increase when compared to first quarter 2013 operating costs of $23.98 per BOE, adjusted for non-recurring items.

Adjusted EBITDA for the first quarter 2014 was approximately $7.0 million, which is a 17% improvement when compared to results from continuing operations, adjusted for non-recurring items, for the first quarter 2013.

The company completed 7 net wells and recompletions using $2.7 million in cash flow from operations during the first quarter 2014.  Drilling activities in 2014 continue to focus on oil potential in the company’s existing asset base as well as capital efficient recompletions.  The company finished the first quarter 2014 with one net well in progress.

“The first quarter of this year was about building on positive momentum,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners.  “After a pivotal year in 2013, we successfully resolved the PostRock Litigation at the end of the first quarter 2014.  This was key to setting up a number of initiatives that we have planned for the remainder of the year, and has resulted in further progress on our business plans since the end of the quarter.  We look forward to continuing to build on this momentum, always with an eye toward returning value to our unitiholders.”

Reserve-Based Credit Facility and Hedging Update

The company currently has approximately $52.0 million in debt outstanding under its reserve-based credit facility, which has a borrowing base of $70.0 million.

In April 2014, the company executed oil swaps with a lender in its reserve-based credit facility on 52 MBbls of 2014 oil production at $98.01 per Bbl, 83 MBbls of 2015 oil production at $91.07 per Bbl, and 149 MBbls of 2016 oil production at $85.70 per Bbl.

Asset Acquisition

The company also reported that it acquired non-operated working interests in 9 producing wells (1.8 net producing wells) and other assets located in LaSalle Parish, Louisiana in April 2014.  The assets were acquired at auction for less than $1.4 million and, as of late April, produced approximately 17 BOPD of oil.  The wells are operated by Sanchez Oil & Gas Corporation.

Financial Outlook for 2014

The company forecasts capital spending of between $20.0 million and $22.0 million in 2014.  The company forecasts maintenance capital of $23.0 million in 2014.

Net production is forecast to range between 1,346 MBOE and 1,552 MBOE for 2014, with operating costs forecast to range between $33.3 million and $37.3 million for the year.

For the remainder of 2014, the company has hedged approximately 4.8 Bcfe of its Mid-Continent natural gas production at an effective NYMEX fixed price of $5.75 per Mcfe with basis hedges on 3.3 Bcfe of this amount at an average differential of $0.39 per Mcfe. Including the oil hedges executed in April 2014, the company also has hedges in place on approximately 214 MBbl of its 2014 oil production at a fixed price of $95.53 per barrel.

Additional detail on the company’s 2014 forecast can be found in the tables included with the company’s fourth quarter and full year 2013 news release dated March 25, 2014.

Conference Call Information

The company will host a conference call at 10:00 a.m. (CDT) on Monday, May 19, 2014 to discuss first quarter 2014 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 10:00 a.m. (CDT).  The international phone number is (773) 799-3268.  The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (888) 296-6943 or (402) 998-0533 (international).  A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page.  The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its first quarter 2014 Form 10-Q on or about May 15, 2014.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and gain (loss) on discontinued operations.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC
Operating Statistics

	Three Months Ended Mar. 31, 2014	2013
Net Production in MBOE and MMcfe:		
Total production (MBOE)	372	335
Average daily production (BOE/day)	4,131	3,724
Total production (MMcfe)	2,231	2,010
Average daily production (Mcfe/day)	24,784	22,333
Average Net Sales Price per BOE and Mcfe:		
BOE Net realized price, including hedges	$44.06 (a)	$41.67 (a)
BOE Net realized price, excluding hedges	$41.57 (b)	$27.63 (b)
Mcfe Net realized price, including hedges	$7.34 (a)	$6.95 (a)
Mcfe Net realized price, excluding hedges	$6.93 (b)	$4.61 (b)

(a) Excludes impact of mark-to-market gains (losses) and net cost of sales.
(b) Excludes all hedges, the impact of mark-to-market gains (losses) and net cost of sales.

	2014	2013
Net Wells Drilled and Completed	4	12
Net Recompletions	3	5
Developmental Dry Holes	-	-
Net Wells and Net Recompletions in Progress	1	4

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	Mar. 31, 2014		Dec. 31, 2013	
	($ in thousands)			
Current assets	$	25,702	$	23,260
Current assets from discontinued operations		-		-
Oil and natural gas properties, net of accumulated depreciation, depletion and amortization		143,276		144,995
Other assets		3,988		6,278
Long-term assets from discontinued operations		-		-
Total assets	$	172,966	$	174,533
Current liabilities, including short-term debt	$	16,095	$	14,017
Current liabilities from discontinued operations		-		-
Long-term debt		50,700		50,700
Other long-term liabilities		11,079		10,911
Other long-term liabilities from discontinued operations				-
Total liabilities		77,874		75,628
Common members' equity		95,092		98,905
Accumulated other comprehensive income		-		-
Total members' equity		95,092		98,905
Total liabilities and members' equity	$	172,966	$	174,533